EXHIBIT 3.4

AMENDMENT NO. 1 TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

WORLD OMNI AUTO LEASING LLC

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) is entered into as of this 25th day of September, 2020, by Auto Lease Finance LLC, as the managing member (the “Managing Member”) of World Omni Auto Leasing LLC (the “Company”).

RECITALS

WHEREAS, the Managing Member and others entered into that certain Amended and Restated Limited Liability Company Agreement of World Omni Auto Leasing LLC, dated as of April 22, 2016 (the “LLC Agreement”);

WHEREAS, all conditions precedent to the adoption of this Amendment have occurred, including those conditions required under Section 7.3 and Section 9.1 of the LLC Agreement; and

WHEREAS, the parties hereto desire to amend the LLC Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

1.            Definitions. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the LLC Agreement.

2.            Amendments. The LLC Agreement is amended by deleting Section 3.3 in its entirety and replacing it with the following:

“Section 3.3. Registered Office; Registered Agent. The address of the registered office of the Company shall be c/o United Agent Group Inc., 3411 Silverside Road Tatnall Building #104, Wilmington, Delaware 19810 and the registered agent for service of process on the Company in the State of Delaware shall be United Agent Group Inc. at such address, or such other registered agent and registered office as set forth in the Certificate of Formation, as amended from time to time.”

3.            LLC Agreement Remains in Effect. Except as amended and modified by this Amendment, the LLC Agreement remains in full force and effect.

4.            Title and Captions. All titles and captions are for convenience only, do not form a substantive part of this Amendment, and shall not restrict or enlarge any substantive provisions of this Amendment.

5.            Governing Law. This Amendment and the rights and duties of the Members shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

6.            Severability. If any provision of this Amendment shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the day and year first above written.

MEMBER:

AUTO LEASE FINANCE LLC, as Managing Member

By:	/s/ Ronald J. Virtue
	Name:	Ronald J. Virtue
	Title:	Assistant Treasurer

Acknowledged and accepted as of the day and year first above written:

WORLD OMNI AUTO LEASING LLC

By:	/s/ Ronald J. Virtue
	Name:	Ronald J. Virtue
	Title:	Assistant Treasurer

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